“Exhibit 99.1”

99¢ ONLY STORES® ANNOUNCES APPOINTMENT OF SPECIAL COMMITTEE TO CONSIDER DISPOSITION OF TEXAS OPERATIONS

City of Commerce, California September 29, 2008 – 99¢ Only Stores® (NYSE: NDN) As announced on September 17, 2008, 99¢ Only Stores (the “Company”) is exiting the Company’s Texas market.  The Company’s exit plan anticipates that it would cease all operations and complete the sale of its assets within one year.  In response to a proposal by the Company’s Chairman, Dave Gold, to acquire the Company’s Texas operations, the Company's Board of Directors has formed a special committee of independent board members to consider this proposal as well as other alternatives for accomplishing the Company's exit plan.  The Company has temporarily suspended its wind down process to enable its special committee to consider Mr. Gold's proposal and other alternatives to accomplish its exit plan.

About 99¢ Only Stores®
Founded over 25 years ago, 99¢ Only Stores® operates 279 extreme value retail stores with 195 in California, 48 in Texas, 24 in Arizona and 12 in Nevada. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. The Company’s New York Stock Exchange symbol is NDN.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe," “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, the timing of the Company’s completion of its exit of the Texas market.  The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release due to fluctuations in the short term real estate market in Texas, the ability of the Company to execute its liquidation plans, and for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the World Wide Web at http://www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293.